Exhibit 99.2

GRID PROMISSORY NOTE

APRIL 16, 2024

1.            Promise to Pay

FOR VALUE RECEIVED the undersigned Timberline Resources Corporation (the “Borrower”) unconditionally promises to pay to McEwen Mining Inc. (the “Lender”), its successors (including any successor by reason of amalgamation) and assigns, or to its order, at its offices at 150 King Street West, Suite 2800, Toronto, Ontario M5H 1J9 (or at such other address as the Lender shall notify the Borrower), in lawful money of the United States of America, in such Loans (as defined below) as identified in the attached Schedule “B”, as amended from time to time, with such entries to Schedule “B” being conclusive evidence of the principal balance due under this Note (the “Principal Amount”) together with interest on the Principal Amount outstanding from time to time.

2.            Terms of Borrowing

Lender unconditionally promises to make loans to the Borrower in lawful money of the United States of America in such amounts as Borrower may request from time to time (each, a “Loan”). For each calendar month, Lender shall not be obligated to make any Loan that would cause the aggregate amount of Loans for such calendar month to exceed the lesser of (i) the monthly budget for each calendar month provided by the Borrower to the Lender in advance of such applicable month from time to time or (ii) the amounts set across from each calendar month identified in the attached Schedule “A” (the “Monthly Budget”). The Principal Amount shall be due on October 15, 2024 (the “Maturity Date”); provided, however, that if the Agreement and Plan of Merger, dated as of April 16, 2024, by and among the Lender, Lookout Merger Sub, Inc., and the Borrower (the “Merger Agreement”) is terminated by the Borrower pursuant to Section 7.01(d)(ii) of the Merger Agreement, then the Maturity Date shall be five (5) business days following the effective date of such termination; provided further, however, that if the Merger Agreement is terminated by Lender pursuant to Section 7.01(c)(i) or Section 7.01(c)(ii) of the Merger Agreement, then the Maturity Date shall be twenty (20) calendar days following the effective date of such termination.

3.            Interest

The Principal Amount outstanding at any time, and from time to time, and any overdue interest, shall bear interest at the rate equal to 15% per annum, both before and after demand, default, and judgment. Such interest shall be calculated and accrued monthly in arrears and payable in full on the Maturity Date.

4.            Criminal Rate of Interest

In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)) payable to the Lender under this Note exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section. Further, if any payment, collection or demand pursuant to this Note in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Lender and the Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Lender of interest at a rate not in contravention of the Criminal Code Section.

5.            Interest Act (Canada)

Each interest rate which is calculated under this Note on any basis other than a full calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

6.            Application of Payments

Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding under this Note.

7.            Events of Default

All amounts due under this Note shall become due and payable without any notice to the Borrower if any one or more of the following events of default has occurred and is continuing:

(a)          the Borrower fails to make payment when due of the Principal Amount outstanding or of any accrued interest;

(b)          the Borrower is unable to meet its obligations as they generally become due; or

(c)          a proceeding in bankruptcy or insolvency of the Borrower or for a receiver or trustee for any of its property is filed by or against the Borrower.

8.            Prepayment

Prior to the Maturity Date, the Borrower shall be entitled to prepay all or any portion of the amounts outstanding under this Note without premium or penalty.

9.            Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, and shall enure to the benefit of the Lender and its successors and assigns, and shall be binding on the Borrower and its successors and permitted assigns.

10.         Waiver by the Borrower

The Borrower waives presentment for payment, notice of non-payment, notice of dishonour, and notice of protest of this Note. The Borrower also waives the benefits of division and discussion and the right to assert in any action or proceeding with regard to this Note any set-offs or counterclaims which the Borrower may have.

11.         No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy shall not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

[signature page follows]

TIMBERLINE RESOURCES CORPORATION

By:	/s/ Patrick Highsmith
Name: Patrick Highsmith Title: President & CEO

For and on behalf of the Borrower.